Exhibit 99.1

17 May 2017

ASX Announcement

Successful development of new generation of router products and product performance

Wonhe Multimedia Commerce Limited (ASX: WMC) (“Company”) is pleased to provide the market with an update in relation to its activities.

Successful development of New Wireless Intelligent Communication Solution Router

The Company is pleased to introduce the next generation of its router products – Power WiFi routers, – engineered to meet the evolving demands of the next generation of wireless communications.

The current cable-based router products, which are designed to operate through network cable, can be functionally difficult to control and manage. With multiple cable connections, data communications can also be slow. The Power WiFi router is designed to take advantage of wireless networks to allow rapid flow of data between computer networks via WiFi signals, providing more efficient and effective intelligence communications. By eliminating the need of network cable, the Power WiFi router will provide an “easier to use and manage” solution for consumers and businesses.

The new Power WiFi router products will be released to the market in June 2017. Being a simpler and more efficient communications solutions, the Company believes that the new Power WiFi router products will be welcomed by the market, providing greater sales revenue for the WONHE Group and increasing the market share of WONHE’s router products.

Strong performance on YLT-300J router products

The Company is also pleased to announce that the WONHE Group’s new model YLT-300J home router products have continued with its strong sale performance since their release in October 2016.

The WONHE Group’s YLT-300J home router uses dual system storage, multi-port switching, with easy management of the APP side of the control platform, engineered to improve home data storage.

In the first 3 months following release, the WONHE YLT-300J home router products generated approximately AU$ 1.156 million in sales revenue, which represented 1.75% of the annual sales revenue from sale of the products sold by WONHE Group in the year ended 31 December 2016.

The WONHE Group’s YLT-300J home router products have continued its strong sales performance in the first quarter of the 2017 year, generating approximately AUD 2.68 million in sales revenue which represented a 132% increase from its sales revenue generated for the last quarter of 2016 year. The Company believes that the WONHE Group’s YLT-300J home router products will maintain a steady growth in sales in the remaining quarters of the 2017 year.

The WONHE Group continues to develop and innovate its router products with a view to maintaining a competitive advantage over the market in which it operates.

The WONHE Group’s technical director, Mr Gang XIONG, said “the WONHE Group believes that continued development and innovation of router products is crucial for the long term success of the business of the WONHE Group. The WONHE Group will continue to invest in product development and innovation in order to meet the market demand for intelligent products”.

Justyn Stedwell

Company Secretary

On behalf of the Board of Directors

Wonhe Multimedia Commerce Limited

WONHE MULTIMEDIA COMMERCE LIMITED ACN 607 288 755

1B / 205-207 JOHNSTON ST, FITZROY, VIC, 3065

PH 613 9191 0135